EXHIBIT (n)(4)
CONSENT OF INDEPENDENT ACCOUNTANTS
We have issued our report dated August 9, 2017, with respect to the combined consolidated financial statements of National Property REIT Corp., included in the Prospectus of Prospect Capital Corporation on Form N-2, dated August 30, 2017, for the year ended June 30, 2017. We hereby consent to the inclusion of said report in the Form N-2, dated August 30, 2017.

/s/ BDO USA, LLP
New York, New York
August 30, 2017